EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/13/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS STRONG GLOBAL COMPARABLE SALES AND PRELIMINARY THIRD QUARTER EARNINGS PER SHARE
Third quarter earnings per share is expected to be about $0.61, up 42%, including a $0.07 per share benefit from a lower tax rate
Global comparable sales were up 7.3% for the month, 5.8% for the quarter and 7.6% year-to-date September
U.S. comparable sales were up 10.6% for the month, 8.5% for the quarter and 10.4% year-to-date September

OAK BROOK, IL - Today, McDonald's Corporation reported that Systemwide sales for all McDonald's restaurants increased 11.4% in September and 10.1% for the third quarter. In constant currencies, these increases were 8.1% and 6.6%, respectively. The Company also reported preliminary third quarter earnings per share of about $0.61, up 42%.
    Charlie Bell, President and Chief Executive Officer, said, "By keeping our focus on our customers, McDonald's competitive position is strengthening. Driven by robust U.S. performance and our Plan to Win, worldwide comparable sales have been positive for six consecutive quarters and our profitability continues to improve.
    "I'm proud of everyone on the U.S. team, where our alignment, focus and discipline is apparent with more menu variety, choice and value; better tasting food; more convenient hours; stronger marketing and improved service. McDonald's U.S. performance for the month and quarter was particularly impressive considering the hurricanes and heavy rains. With an unparalleled network of local owner/operators, Company employees and suppliers, McDonald's is uniquely prepared to face unexpected challenges like these. Our people did an outstanding job on behalf of their customers and communities in the states affected by the severe weather.
    "In Europe, the well-reported realities of high unemployment and stagnant economic growth in several countries - most notably Germany - continue to affect our business with comparable sales for Europe relatively flat for the month and quarter. For the

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month and quarter, comparable sales were positive in France and up slightly in the United Kingdom. Overall, our progress in Europe is evident when you consider that year-to-date September 2004 comparable sales were up 2.7% versus a 2.0% decline for the same period in 2003. I am confident that as we execute our Plan to Win and offer customers better tasting food, enhanced menu variety, great everyday value and fast, friendly service, our European business will grow.
    "In Asia/Pacific, Middle East and Africa, our business is benefiting from initiatives to enhance the variety and value of our menu. Japan, Australia and China each had strong comparable sales for the month and quarter.
    "Through operations excellence, leadership marketing and financial discipline, we have fortified the foundation of our business with every segment of our business reporting positive comparable sales for the quarter. We are now ready to take our revitalization efforts to the next level. As we do so, we will continue to focus on delivering exceptional experiences to become our customers' favorite place and way to eat."
    The third quarter earnings per share of about $0.61 reflects a $0.07 per share tax benefit primarily due to an international transaction and other items which impact 2004 only. As a result, we project an effective tax rate of about 22.5% in the third quarter and about 30% in the fourth quarter. Additional details regarding third quarter results will be available when the Company releases earnings on October 19.

Percent Inc / (Dec)	Comparable Sales		Systemwide Sales
Month ended September 30,	2004	2003	As Reported	Constant Currency
McDonald's Restaurants*	7.3	3.7	11.4	8.1
Major Segments:
U.S.	10.6	10.0	11.2	11.2
Europe	(0.6)	(0.9)	9.7	0.8
APMEA**	7.3	(4.2)	11.9	8.0
Quarter ended September 30,
McDonald's Restaurants*	5.8	3.9	10.1	6.6
Major Segments:
U.S.	8.5	9.5	9.0	9.0
Europe	0.3	(0.1)	11.2	1.7
APMEA**	5.4	(3.9)	10.9	5.8
Year-To-Date September 30,
McDonald's Restaurants*	7.6	0.7	12.8	8.4
Major Segments:
U.S.	10.4	4.3	11.1	11.1
Europe	2.7	(2.0)	14.8	4.1
APMEA**	6.5	(6.2)	14.3	6.5

*	Excludes non-McDonald's brands
**	Asia/Pacific, Middle East and Africa

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Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Upcoming Communications
McDonald's plans to release third quarter earnings before the market opens on October 19, and will host an investor webcast at 11:00 am Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

   More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of October 13, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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